TRANSITION AGREEMENT

This Transition Agreement ("Agreement") is entered into by and between Gregory Ray ("Ray"), and Heritage-Crystal Clean, Inc. ("HCCI").

Recitals

A. Ray is currently employed as Chief Operating Officer and Secretary of HCCI and its wholly-owned subsidiary, Heritage-Crystal Clean, LLC. In April, 2017, HCCI informed Ray that it intended to eliminate the position of Chief Operating Officer. Thereafter, the Parties have agreed to the termination of Ray's employment with HCCI, effective June 30, 2017 (the "Termination Date").

B. In connection with his employment, Ray and HCCI are parties to that certain Executive Employment Agreement executed as of November 15, 1999 ("the Employment Agreement"), as well as that certain Non-Competition and Non-Disclosure Agreement executed as of the same date (the "Non-Competition Agreement"). Ray is entitled to certain severance and other benefits pursuant to the terms of the Employment Agreement. In addition, HCCI is prepared to provide certain additional benefits to Ray, as provided in this Agreement.

C. In consideration of Ray's agreement to the terms of this Agreement, and to his release and waiver of certain claims he may have against the Released Parties (as defined below), including, without limitation, all claims under the Age Discrimination In Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act) (29 U.S.C. § 621 *et seq.*) (the "Age Act"), as of the date Ray signs this Agreement, HCCI is willing to provide certain additional severance benefits to Ray in accordance with the terms of this Agreement.

D. To obtain the additional benefits provided in this Agreement, Ray is willing to resign and to waive and release certain claims Ray has or may have against HCCI and other Released Parties arising out of Ray's employment with HCCI, his service as an officer of HCCI, and the termination of his employment with HCCI.

Agreement

In consideration of the foregoing and the following mutual undertakings, and subject to the terms and conditions of this Agreement, Ray and HCCI agree as follows:

1. **Ray's Resignation**

Ray hereby agrees to resign from his position as Chief Operating Officer and Secretary of HCCI and Heritage-Crystal Clean, LLC and to the termination of his employment, effective on the Termination Date. Ray also agrees to resign, effective on the Termination Date, from any and all positions Ray holds with respect to any other entities owned or controlled by or otherwise affiliated with HCCI, including without limitation Heritage-Crystal Clean, LLC and HCC Corporation.

2. **Post-Termination Service**

During the period from the Termination Date through November 15, 2017 (the "Transition Period"), Ray shall provide such transition or other assistance as may be requested on a part-time/consulting basis, and shall have such duties as may be assigned by the Chief Executive Officer from time to time. Ray's obligation to provide services during the Transition Period shall be subject to his professional, travel and other commitments during the Transition Period (with such obligations ending if Ray secures other full-time employment during the Transition Period). During the Transition Period, Ray shall not be required to work at HCCI's offices and may work from home or other location. Based on the reasonable expectation of HCCI and Ray as of the date of this Agreement, the parties agree that the Termination Date will be Ray's separation from service date for purposes of Code Section 409A (as defined below).

3. **Severance Benefits**

HCCI will provide Ray with the following severance and certain other benefits, which encompass both the existing severance commitments provided for in the Employment Agreement, as well as certain additional benefits that HCCI is agreeing to provide to Ray:

(a) During the 24-month period beginning on the Termination Date, and ending approximately on the second anniversary of the Termination Date (the "Severance Period"), HCCI will pay to Ray severance compensation in the total gross amount of Five Hundred Fifty-One Thousand Eight Hundred Ninety Four Dollars ($551,894.00) (the "Salary Severance Compensation") pursuant to the base salary-related severance provision in Section 9(b) of the Employment Agreement. HCCI shall pay the Salary Severance Compensation in approximately equal bi-weekly installments over the Severance Period in accordance with Heritage-Crystal Clean, LLC's regular payroll schedule, with each such installment being subject to all applicable payroll tax withholdings and deductions, and with the first such installment payable on HCCI's first regular payroll date after the Termination Date.

(b) HCCI shall pay to Ray additional severance compensation in the total gross amount of Three Hundred Ten Thousand Four Hundred Forty Dollars ($310,440.00) (the "Bonus Severance Compensation"), pursuant to the bonus-related severance provision in Section 9(b) of the Employment Agreement. The Bonus Severance Compensation shall be paid to Ray in a single lump sum payment, less all applicable payroll tax withholdings and deductions, on July 29, 2017.

(c) HCCI shall pay to Ray the following amounts as additional severance compensation:

a. the total gross amount of Two Hundred Thousand Dollars ($200,000.00), payable in a single lump sum payment, subject to all applicable payroll tax withholdings and deductions, within 10 days of the effective date of this Agreement; and

b. the total gross amount of One Hundred Four Thousand Three Hundred Thirty and 65/100 Dollars ($104,330.65), payable in ten (10) approximately equal bi-weekly installments over the period from the second anniversary of the

Termination Date to approximately November 15, 2019 in accordance with Heritage-Crystal Clean, LLC's regular payroll schedule, with each such installment being subject to all applicable payroll tax withholdings and deductions, and with the first such installment payable on HCCI's first regular payroll date after the second anniversary of the Termination Date.

(d) HCCI will reimburse Ray for the cost of maintaining COBRA continuation coverage under HCCI's group health plan or its equivalent for the greater of 12 months or until Ray is fully covered by a subsequent employer health care plan, but in no event for more than 36 months after the Termination Date. Ray shall provide written notice to HCCI within 10 days of becoming covered by another employer health care plan.

(e) HCCI has previously awarded Ray certain restricted stock pursuant to awards issued under the Heritage-Crystal Clean Omnibus Incentive Plan of 2008 (the "Plan"). On January 1, 2018, Ray shall be entitled to vesting of 5,169.667 shares of restricted stock and shall forfeit all remaining non-vested restricted stock (8,957.333 shares) pursuant to the terms of Section 2(b) of the Stock Award Agreement and Section 6 of the Plan.

(f) All payments required to be made by HCCI to Ray under this Agreement shall be subject to all applicable taxes and other withholdings.

(g) Except for the benefits set forth in this Agreement, Ray acknowledges that, upon his receipt of all amounts and benefits accruing to him prior to the Termination Date (including accrued but unused vacation pay), HCCI will have paid him all wages and other compensation to which he is entitled in connection with his employment with HCCI, including any and all wages and other compensation due under the Employment Agreement, and that he is not entitled to any additional compensation under the Employment Agreement or otherwise with respect to his employment with HCCI. For the avoidance of doubt, the parties acknowledge and agree that Ray shall not be entitled to an award in or for 2017 (payable in 2018) or any subsequent year under HCCI's Long Term Incentive Plan or HCCI's Management Incentive Plan.

For the avoidance of doubt, HCCI acknowledges and agrees that Ray shall be entitled to each of the foregoing benefits notwithstanding any full- or part-time employment that Ray may enter into with any third party after the Termination Date, even if such employment precludes some or all of the part-time/consulting services contemplated under Section 2.

4. **Release and Covenant Not To Sue**

To the fullest extent permitted by applicable laws, Ray hereby generally, irrevocably and unconditionally releases and forever discharges and covenants not to sue HCCI, all of its parents, subsidiaries and affiliates, and all of its and their current and/or former employees, officers, members, managers, shareholders, owners, directors, trustees, representatives, agents, attorneys, employee benefit plans and their fiduciaries and administrators, and all persons acting by, through, or under or in concert with any of them, both individually and in their representative capacities (collectively, including without limitation, HCCI, the "Released Parties") from any and all claims, demands, liabilities, obligations, injuries, actions or rights of action of any nature

whatsoever (including without limitation claims for damages, attorneys' fees, interest and costs) based upon, arising out of or in any manner connected with Ray's employment with HCCI and its related entities, his service as an officer for HCCI and its related entities, or the termination of his employment with HCCI and its related entities, whether known or unknown, disclosed or undisclosed, administrative or judicial, suspected or unsuspected, that exist as of the date Ray signs this Agreement, including, but not limited to: (a) any such claims based upon, arising out of or in any manner connected with Ray's employment with HCCI and its related entities, his service as an officer of HCCI and its related entities, or the termination of his employment with HCCI and its related entities; (b) all such claims arising under the Age Discrimination In Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), 29 U.S.C. § 621 *et seq.*; (c) all such claims arising under all other federal, state and local laws; (d) all such claims based on contract, tort, common law or other theories of recovery; and (e) all such claims based upon, arising out of or in any manner connected with any acts, events or omissions occurring on or before the date Ray signs this Agreement; provided, however, Ray and HCCI acknowledge and agree that the foregoing release/covenant not to sue does not release or affect: (i) any claim for Base Salary (as defined in the Employment Agreement) or accrued but untaken vacation benefits earned or accrued by Ray prior to the Termination Date, (ii) any claims for reimbursement of business expenses incurred prior to the Termination Date, (iii) any rights Ray may have with respect to any vested benefits under any employee benefit plans of HCCI, including his right to elect to continue coverage under HCCI's group health plan for himself and any covered dependents for a limited period of time at his own expense (but subject to reimbursement under Section 3(d) above) after the Termination Date pursuant to COBRA, (iv) any rights Ray may have with respect to his ownership of HCCI securities or otherwise related to his status as a HCCI shareholder, (v) any indemnification, advancement, reimbursement or similar rights Ray may have under the Employment Agreement, HCCI's charter documents or other contract between Ray and HCCI or under applicable insurance policies for the benefit of HCCI's officers (all of which rights shall be unaffected by Ray's resignation, and none of which rights or policies may be terminated or amended or otherwise changed in a material and adverse manner after the date hereof to treat Ray differently with respect to his period of officer service than other similarly situated current or former officers); (vi) any right Ray may have to enforce the terms of this Agreement, and (vii) any other rights Ray may have that cannot be waived as a matter of law.

Ray has been advised by HCCI that this Agreement does not prohibit Ray from (x) filing an administrative charge of discrimination with a governmental agency, such as the United States Equal Employment Opportunity Commission ("EEOC"), relating to Ray's employment with any of the Released Parties; or (y) participating in any investigation by the EEOC or other governmental agency. However, by this Agreement, Ray is waiving and releasing, to the fullest extent permitted by applicable law, any and all entitlement to any form of personal relief arising from such charge or any legal action relating to any such charge. If the EEOC, any other administrative agency or other person brings a complaint, charge or legal action on Ray's behalf against any of the Released Parties based on any acts, events or omissions occurring on or before the date Ray signs this Agreement, Ray hereby waives any rights to, and will not accept, any remedy obtained through the efforts of such agency or person.

To the fullest extent permitted by applicable laws, HCCI and its related entities hereby generally, irrevocably and unconditionally release and forever discharge and covenant not to sue Ray and all of his family members, representatives, agents, attorneys and administrators, and all

persons acting by, through, or under or in concert with any of them, both individually and in their representative capacities from any and all claims, demands, liabilities, obligations, injuries, actions or rights of action of any nature whatsoever (including without limitation claims for damages, attorneys' fees, interest and costs), arising out of Ray's employment with HCCI and its related entities or his service as an officer of HCCI and its related entities, whether known or unknown, disclosed or undisclosed, administrative or judicial, suspected or unsuspected, that exist as of the date HCCI signs this Agreement.

5. **Non-Competition and Confidentiality**

Pursuant to the terms of the Employment Agreement, Ray agreed, among other obligations, to certain confidentiality and non-disclosure obligations (the "Non-Disclosure Obligations"), and pursuant to the terms of the Non-Competition Agreement (as supplemented by the Employment Agreement), Ray agreed, among other obligations, to forego certain types of conduct for periods of time commencing with the termination of his HCCI employment. Ray and HCCI agree and acknowledge that by entering into this Agreement, and except as provided in this Section 5, they are not otherwise terminating, amending, or affecting any other provisions of the Non-Competition Agreement or the Non-Disclosure Obligations, or Ray's legal obligations under those provisions, which Ray hereby expressly reaffirms. In addition, in consideration of the benefits provided to Ray under this Agreement, the parties agree that the Restricted Period with respect to the Non-Competition Agreement shall be extended through November 15, 2019. The parties also acknowledge and agree that the provisions in the Employment Agreement and the Non-Competition Agreement that create an exception to the conflict of interest and restrictive covenant provisions for Ray to own certain interests in, advise and serve as a director of, or assist with the sale or liquidation of, Evergreen Holdings, Inc., shall continue to apply, but the parties also acknowledge and agree that those exceptions shall not apply with respect to Evergreen Oil, Inc., its corporate parent Clean Harbors Inc., or any related or affiliated entities of Clean Harbors Inc.

6. **Age Act Advisements**

Because the arrangements discussed in this Agreement affect important rights and obligations, HCCI advises Ray to consult with an attorney before he agrees to the terms of this Agreement, and Ray acknowledges that he has been so advised by this writing.

Ray is advised that he has up to twenty-one (21) days from the date he receives this Agreement within which to consider it, and Ray may take as much of that time as he wishes before signing. If Ray decides to accept this Agreement, he must sign this Agreement and return it to the Chief Executive Officer at HCCI on or before the expiration of the twenty-one (21) days.

Ray is advised that, if he signs this Agreement thereby accepting its terms and conditions, Ray will have a period of seven (7) days following the date Ray signs this Agreement to change his mind and revoke this Agreement. To revoke this Agreement, Ray must deliver written notice of revocation to the Chief Executive Officer at HCCI within the 7-day revocation period. This Agreement will not become binding and enforceable until the 7-day revocation period has expired.

7. **Ray Acknowledgments**

Ray acknowledges that HCCI provided him ample time to review this Agreement and consult with an attorney before signing the Agreement. He further acknowledges and agrees that he understands the meaning of this Agreement, including the fact that he is releasing the Released Parties from certain claims that exist as of the date that he signs this Agreement. Ray also acknowledges and agrees that he is voluntarily entering into this Agreement.

8. **Non-Admission**

Neither this Agreement nor any action pursuant to it constitutes an admission by any of the Released Parties of any wrongdoing or of any liability to Ray arising under any law, including the Age Act, or by Ray of any wrongdoing or of any liability to the Released Parties under any law.

9. **Successors and Assigns**

This Agreement shall be binding upon Ray and HCCI, and upon their heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Ray and HCCI, and to their heirs, administrators, representatives, executors, successors and assigns.

10. **Language Construed as a Whole**

The language of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

11. **Applicable Law**

This Agreement shall be construed and enforced in accordance with the laws of the State of Indiana.

12. **Compliance with Section 409A of the Code**

The intent of the parties is that, except for $11,894.00 of payments made with respect to Section 3(a) above, all payments and benefits received by Ray under this Agreement comply with Section 409A of the Internal Revenue Code ("Code Section 409A"), to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered to be in compliance therewith. Any payments described in this Agreement that are due within the "short-term deferral period" (as defined in Code Section 409A) shall not be treated as deferred compensation unless applicable law requires otherwise. Each amount to be paid or benefit to be provided to Ray pursuant to this Agreement that constitutes deferred compensation subject to Code Section 409A shall be construed as a separate identified payment for purposes of Code Section 409A. If any payment, compensation or other benefit provided to Ray under this Agreement in connection with Ray's "separation from service" (within the meaning of Code Section 409A) is determined, in whole or in part, to constitute "nonqualified deferred compensation" within the meaning of Code Section 409A and Ray is a specified employee as defined in Code Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six months plus one day after the date of termination or, if earlier, 10

business days following Ray's death (the "New Payment Date"). The aggregate of any payments and benefits that otherwise would have been paid and/or provided to Ray during the period between the Termination Date and the New Payment Date shall be paid to Ray in a lump sum on such New Payment Date. Thereafter, any payments and/or benefits that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. All expenses or other reimbursements as provided herein shall be payable in accordance with HCCI's policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Ray. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

13. **Counterparts**

This Agreement may be executed in one or more counterparts (or upon separate signature pages bound together into one or more counterparts), all of which taken together shall constitute one agreement.

[Remainder of page intentionally left blank; signature page follows]

HCCI and Ray have executed this Agreement on the dates indicated below, intending it to become effective on the eighth day after the date Ray signs the Agreement.

Gregory Ray	Heritage-Crystal Clean, Inc
[signature]	By: [signature] [Name]
	PRESIDENT/CEO [Title]
JUNE 26, 2017	June 28, 2017 [Date]

US.112671088.05